Registration Statement No. 333-264388

Filed Pursuant to Rule 433

Dated February 28, 2025

NEW ISSUE: Bank of Montreal’s Step - Down Autocallable Barrier Notes with Step - Up Call Amount Linked to a Reference Asset These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Bank of Montreal Issuer: $1,000 (and $1,000 increments thereafter) Minimum Investment: DATES March 07, 2025 Offering Period Closes: On or about March 07, 2025 Pricing Date: On or about March 12, 2025 Settlement Date: On or about March 7, 2029 Valuation Date: On or about March 12, 2029 Maturity Date: Approximately 4 Years Term: ARC - 4708 Issue: REFERENCE ASSET S&P 500 Index ® (Bloomberg symbol: SPX) TERMS 70% of the Initial Level Trigger Level: If, on any Observation Date, the closing level of the Reference Asset is greater than or equal to its Call Level, the notes will be automatically redeemed. Automatic Redemption: T he closing level of the Reference Asset is less than its Trigger Level on the Valuation Date . Trigger Event: 06376DG81 CUSIP Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 264388 | February 28, 2025 TERMS CONTINUED Observation Dates, Call Settlement Dates, Call Amounts and Call Levels: If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their principal amount plus the applicable Call Amount. Payment Upon Automatic Redemption : INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential to earn a return equal to the applicable Call Amount if the notes are automatically redeemed, while offering limited downside protection against a slight to moderate decline in the Reference Asset over the term of the notes. As such, the notes may be suitable for investors with a moderately bullish view of the Reference Asset over the term of the notes. The performance of the notes may not be consistent with the investment objective. This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated February 28, 2025, the Product Supplement dated July 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated May 26, 2022. Call Level Potential Call Settlement Dates Call Amounts (per Note) Observation Dates 100.00% of the Initial Level March 12, 2026 $79.00 March 09, 2026 100.00% of the Initial Level June 12, 2026 $98.75 June 09, 2026 100.00% of the Initial Level September 14, 2026 $118.50 September 09, 2026 100.00% of the Initial Level December 14, 2026 $138.25 December 09, 2026 100.00% of the Initial Level March 12, 2027 $158.00 March 09, 2027 100.00% of the Initial Level June 14, 2027 $177.75 June 09, 2027 100.00% of the Initial Level September 13, 2027 $197.50 September 08, 2027 100.00% of the Initial Level December 13, 2027 $217.25 December 08, 2027 100.00% of the Initial Level March 13, 2028 $237.00 March 08, 2028 100.00% of the Initial Level June 12, 2028 $256.75 June 07, 2028 100.00% of the Initial Level September 12, 2028 $276.50 September 07, 2028 100.00% of the Initial Level December 12, 2028 $296.25 December 07, 2028 70.00% of the Initial Level Maturity Date $328.00 Valuation Date

2 If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Asset. You will receive $1,000 for each $1,000 in principal amount of the notes, unless the Final Level of the Reference Asset is less than its Trigger Level. If the Final Level of the Reference Asset is less than its Trigger Level , you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to: $1,000 + [$1,000 x (Percentage Change of the Reference Asset)] This amount will be less than the principal amount of your notes, and may be zero. Payment at Maturity (if held to the Maturity Date): The Percentage Change of the Reference Asset, expressed as a percentage, is calculated using the following formula: (Final Level – Initial Level) / Initial Level Percentage Change: T he closing level of the Reference Asset on the Pricing Date. Initial Level: T he closing level of the Reference Asset on the Valuation Date. Final Level: Investors in these notes could lose all or a substantial portion of their investment at maturity if there has been a decline in the market value of the Reference Asset and the Final Level of the Reference Asset is less than its Trigger Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Principal at Risk: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Secondary Market:

3 The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to the entire principal amount of your notes, and your potential return on the notes is limited to any Call Amounts, if any. If the notes are not automatically redeemed and if a Trigger Event has occurred with respect to the Reference Asset, and if the Final Level of the Reference Asset is less than its Initial Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Reference Asset is less than its Initial Level. • You will not receive any coupons with respect to your notes. • Your notes are subject to automatic early redemption. If the notes are so redeemed, you may not be able to invest the proceeds in a security with a similar return. • Your return on the notes is limited to the potential Call Amount, regardless of any increase in the level of the Reference Asset. • Higher Call Amounts or a lower Trigger Level may reflect greater expected volatility of the Reference Asset, and greater expected volatility generally indicates an increased risk of loss at maturity. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • You will not have any shareholder rights and will have no right to receive any securities represented by the Reference Asset at maturity. • We have no affiliation with the sponsor of the Reference Asset, and will not be responsible for their actions. • Changes that affect the Reference Asset will affect the market value of the notes, whether the notes will be automatically called, and the amount you will receive at maturity. Adjustments to the Reference Asset could adversely affect the notes. The sponsor of the Reference Asset may make adjustments, discontinue or suspend calculations or publication of that Reference Asset, or discontinue of suspend maintenance of that Reference Asset at any time. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. Selected Risk Considerations:

4 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following examples illustrate the hypothetical payments on a note at maturity, assuming that the notes are not automatically called prior to maturity. The hypothetical payments are based on a $1,000 investment in the notes, a hypothetical Initial Level of 100.00, a hypothetical Trigger Level of 70.00 for each Reference Asset (70% of its hypothetical Initial Level), a hypothetical Call Level of 100.00 with respect to the first through twelfth Observation Dates (100.00% of t he hypothetical Initial Level) and 70.00 with respect to the thirteenth Observation Date (70.00% of the hypothetical Initial Lev el) , hypothetical Call Amounts representing a return of approximately 7.90% per annum, a range of hypothetical Final Levels of the Reference Asset and the effect on the payment at maturity if (i) a Trigger Event occurs with respect to the Reference Asset or (ii) if a Trigger Event does not occur with respect to the Reference Asset. The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically called prior to maturity, the actual cash amount that you will receive at maturity will depend upon whether the closing level of the Reference Asset is below its Trigger Level on the Valuation Date . If the notes are automatically called prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settleme nt Date, for each $1,000 principal amount, the principal amount plus the applicable Call Amount. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes. The Final Level of the Reference Asset at maturity is 40, which is less than the Trigger Level and therefore a Trigger Event has occurred. In this case, you will receive a payment of $400 for each $1,000 in principal amount of the notes, resulting in a loss of 60% of your principal amount. Example 1: The Final Level of the Reference Asset at maturity is 115, which is 15% greater than the Initial Level, and the notes are automatically called. Because the Final Level of the Reference Asset is greater than its Call Level, you will receive $1,316.00 for each $1,000 in principal amount of the notes, representing the principal amount plus the corresponding hypothetical Call Amount. Example 2:

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated February 28, 2025 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to the m in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates . Information about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated February 28, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925003665/u228251fwp.htm • Product Supplement dated July 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922009102/r712220424b2.htm • Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 5